SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

ACT TELECONFERENCING, INC

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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ACT Teleconferencing, Inc.

1526 Cole Boulevard, Suite 300

Golden, Colorado 80401

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

This letter serves as notice of the annual meeting of the shareholders of ACT Teleconferencing, Inc., to be held at our offices located at 1526 Cole Boulevard, Suite 300, Golden, Colorado 80401, on June 28, 2005 at 3:00 MDT, local time. The purpose of this annual meeting is to consider and vote on two proposals:

•	To elect two directors, Jules L. DeVigne and Lewis Jaffe, to serve until the 2008 annual meeting of shareholders, or in each case until their successor is duly elected and qualified.

•	To ratify the appointment of Hein & Associates LLP as our independent accountants for the fiscal year ending December 31, 2005.

To ensure your representation at the annual meeting, you are urged to vote as soon as possible according to the instructions on the enclosed proxy card, by completing, signing, dating, and returning the proxy card in the enclosed postage-prepaid envelope. Your shares will be voted in accordance with your instructions. You may, of course, attend the annual meeting and vote in person even if you have previously returned your proxy card.

The approximate mailing date of this notice of annual meeting of shareholders and the accompanying proxy statement, is June 1, 2005.

By Order of the Board of Directors

/s/ Mack V. Traynor III
Chairman of the Board

May 25, 2005

ACT Teleconferencing, Inc.

1526 Cole Boulevard Suite 300

Golden, Colorado 80401

Proxy Statement for Annual Meeting of Shareholders

Annual Meeting	June 28, 2005, 3:00, MDT

Location	ACT Corporate Office 1526 Cole Boulevard, Suite 300 Golden, CO 80401

Record Date

April 19, 2005. If you were a shareholder at that time, you may vote at the meeting. Each share of common stock is entitled to one vote.

On May 13, 2005, 16,711,562 shares of our common stock were outstanding.

Agenda	To elect two members of the Board of Directors, and to ratify the appointment of Hein & Associates LLP as our independent accountants for the fiscal year ending December 31, 2005.

Proxies	Unless you tell us on the proxy card to vote differently, we will vote signed returned proxies “for” each of the proposals. The proxy holders will use their discretion on other matters. A quorum for the annual meeting is a majority of the outstanding shares of common stock, whether in person or by proxy, at the meeting.

Proxies Solicited By	The Board of Directors.

First Mailing Date	We anticipate first mailing this proxy statement on June 1, 2005.

Revoking Your Proxy	You may revoke your proxy before it is voted at the meeting. To revoke your proxy, notify our corporate Secretary in writing. You may also revoke your proxy by appearing at the meeting in person and voting your shares.

Solicitation Costs	We will pay the costs of soliciting proxies from shareholders.

Shareholders’ Proposals	Shareholders intending to submit proposals to be included in our proxy statement relating to the 2006 Annual Meeting must deliver notice of the proposal to us in writing, no later than January 25, 2006. Proposals received after that date will not be included in our proxy statement. In addition, under our bylaws shareholder proposals that were not submitted for inclusion in our proxy statement and that are received after March 30, 2006, will not be eligible for proper consideration at the 2006 Annual Meeting.

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

BY EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL SHAREHOLDERS

The following table sets forth information known to us as of May 1, 2005 regarding beneficial ownership of our common stock by our directors and executive officers, holders of 5% or more of our outstanding common stock, and our directors and executive officers as a group. Under the rules of the Securities and Exchange Commission, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable under stock options or warrants that are currently exercisable or will be exercisable within 60 days. Shares issuable upon exercise of stock options or warrants are deemed outstanding for computing the percentage of the person holding the options but are not outstanding for computing the percentage of any other person. Unless otherwise noted, shares are under the sole voting and investment power of the indicated person.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Relationship with ACT	Number of Shares Currently Owned	Shares Acquirable Within 60 Days	Percent of Class
Gene Warren (1)	President & Chief Executive Officer	154,767	251,570	2.4%
Gavin J. Thomson (1)	Former Chief Financial Officer	0	0	*
Mark K. Kelly (1)	Vice President – Technology & Chief Technology Officer	3,332	43,891	*
Kenneth J. Knopp (1)	Vice President – Operations	1,196	29,333	*
				*
Mack V. Traynor III (1)	Chairman of the Board	3,500	27,500	*
Malcolm M. Aslin (1)	Director	20,000	0	*
Ronald J. Bach (1)	Director	117,800	90,000	1.2%
Jules L. DeVigne (2)	Director	23,500	27,500	*
Lewis Jaffe (1)	Director	20,000	0	*
James F. Seifert (1)(3)	Director	307,410	413,333	4.2%
Gerald D. Van Eeckhout (1)(4)	Director & Chairman Emeritus	714,591	161,182	5.2%
Total shares held by executive officers and directors of company		1,366,096	1,044,309	13.6%
KCEP Ventures II, LP (5)	Shareholder	—	916,667	5.2%
Fuller & Thaler Asset Management Inc. (6)	Shareholder	2,230,300	330,000	15.1%
RS Investment Management Co. LLC (7)	Shareholder	1,151,860	—	6.9%

*	Less than 1%.

(1)	1526 Cole Boulevard, Suite 300, Golden, Colorado 80401.

(2)	4750 Willow Rd., Pleasanton, CA 94588.

(3)	Of the number of shares acquirable within 60 days, 333,333 are warrants granted to Mr. Seifert in connection with our senior secured subordinated debt financing; the warrants are immediately exercisable at $2.50 per share and expire on May 12, 2010.

(4)	Of the total number of options, 118,696 are in the name of Gerald Van Eeckhout and 42,486 are in the name of Carolyn Van Eeckhout, of which Mr. Van Eeckhout disclaims beneficial ownership.

(5)	233 W. 47th Street, Kansas City, MO 64112. Shares beneficially owned are shares underlying warrants acquired in connection with our senior secured subordinated debt financing. The warrants are immediately exercisable at $2.50 per share and expire on May 12, 2010. The share ownership numbers reflected herein are as reported on Amendment No. 2 to Schedule 13D filed with the Securities and Exchange Commission on February 27, 2004. KCEP Ventures II, LP may be deemed to be a member of a group holding additional shares of our common stock or warrants to purchase our common stock, as more fully described in the Schedule 13D, as amended.

(6)	411 Borel Avenue, San Mateo, CA 94402. The share ownership numbers reflected herein are as reported on Schedule 13D filed with the Securities and Exchange Commission on March 18, 2004, except the warrant shares, which are based on our records. The warrants were purchased in a private placement on February 20, 2004, are exercisable at $2.20 per share, and expire February 20, 2007.

(7)	388 Market Street, Suite 200, San Francisco, CA 94111. RS Investment Management Co. LLC is the general partner of RS Investment Management, L.P., a registered investment advisor. George R. Hecht is a control person of RS Investment Management Co. LLC and RS Investment Management, L.P. The share ownership numbers reflected herein are as reported on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005.

PROPOSAL 1: ELECTION OF DIRECTORS

Our articles of incorporation and their amendments provide that our Board of Directors is to be divided into three classes as nearly equal in size as possible, with each class to be elected for a term expiring at the annual meeting of shareholders in the third year after election. The number of directors is to be determined by the Board from time to time, with a maximum of nine directors. The Board has fixed the number of directors at seven.

Name and Principal Occupation or Employment	Age*	First Became A Director
Nominees for Terms Ending in 2008:

Jules L. DeVigne (1) Executive Vice President, Polycom, Inc.	65	2003

Lewis Jaffe (1)(2) President and Chief Operating Officer of Verso Technologies	48	2004

Continuing Directors With Terms Ending in 2006:

Malcolm M. Aslin (2) President and Chief Executive Officer, Gold Banc Corporation	57	2004

James F. Seifert (1) Chairman and Chief Executive Officer, James F. Seifert & Sons LLC – Retired 1998	77	1991

Mack V. Traynor, III (1)(2) Chairman of the Board, ACT Teleconferencing President and Chief Executive Officer, HEI, Inc.	46	2003

Continuing Director With Term Ending in 2007:

Ronald J. Bach (2) Certified Public Accountant, Partner Deloitte & Touche – Retired 1991	71	1992

Gerald D. Van Eeckhout (3) Chairman Emeritus, ACT Teleconferencing	64	1989

*	Age as of April 29, 2005.

(1)	Member of the Compensation Committee.

(2)	Member of the Finance and Audit Committee.

(3)	Gerald D. Van Eeckhout retired as our Chairman and Chief Executive Officer in December, 2003.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES FOR TERMS ENDING IN 2008. THE TWO CANDIDATES RECEIVING THE HIGHEST NUMBER OF VOTES WILL BE ELECTED TO THE BOARD. IF NO DIRECTION IS GIVEN ON A DULY EXECUTED PROXY CARD THAT IS RETURNED TO US, ALL SHARES COVERED BY SUCH PROXY WILL BE VOTED FOR THE CANDIDATES NAMED ABOVE.

DIRECTORS AND EXECUTIVE OFFICERS

Malcolm M. Aslin joined our board in August 2004. Mr. Aslin has served as president and chief executive officer of Gold Banc Corporation since March 2003, and had previously been president and chief operating officer of Gold Banc since February 1999. From October 1995 until February 1999, Mr. Aslin served as chairman of the board of Western National Bank and Unison Bancorporation, Inc., and chairman and managing director of CompuNet Engineering, L.L.C. Prior to that, Mr. Aslin spent more than 22 years in various positions with UMB Banks and United Missouri Financial Corporation, including president, chief operating officer and director of United Missouri Bancshares, Inc. and president and director of UMB’s Kansas City bank, United Missouri Bank of Kansas City, N.A. Mr. Aslin received his B.S. and M.B.A. degrees from the University of Missouri-Columbia.

Ronald J. Bach, a director since 1992, is a certified public accountant and was continuously employed by the firm of Deloitte and Touche from 1955 until his retirement in 1991, at which time he was partner in charge of its Bloomington, Minnesota office. He holds a B.S.B.A. from the University of Minnesota, and serves as a director of Hector Communications Corporation, an American Stock Exchange company primarily providing local telephone and cable television service. He is also a director of a number of privately held companies in which he has an ownership interest. The Board of Directors has determined that Mr. Bach is an audit committee financial expert as defined under SEC rules.

Jules L. DeVigne has been in the teleconferencing industry for 13 years, most recently as executive vice president of Polycom, Inc. He previously served from 1997 to 2001 as CEO of Accord Networks, a leading producer of multipoint control units for the conferencing industry, until Accord was acquired by Polycom in 2001. Prior to 1997, he served as vice president of worldwide sales for Video Server. Before entering the teleconferencing industry, he served in various worldwide and U.S. sales and marketing executive positions with Innovative Technologies, Netrix, Paradyne and IBM Corporation. Mr. DeVigne received his bachelor’s degree from Duke University.

Lewis Jaffe joined our board in August 2004. Since November 3, 2004, he has served as president and chief operating officer of Verso Technologies. From 2002 to November 2004, Mr. Jaffe ran Jaffe and Associates, a company he founded to advise equity/venture funds and mid-market enterprises. He served as interim president of Glowpoint, Inc. from April 2002 to August 2002, and as president and chief operating officer of PictureTel, Inc. from June 2000 until March 2002. Currently, he is on the Board of Benihana Inc, as well as two private companies: Travizon Inc. and Pixion, Inc. Mr. Jaffe received his B.A. degree from LaSalle University in Philadelphia, Pennsylvania.

James F. Seifert, one of our directors since 1991, was chairman and chief executive officer of James F. Seifert & Sons LLC from 1993 until 1998, when he retired. Mr. Seifert was previously chairman and chief executive officer of Grafton Group, Inc., doing business as Seifert’s, a women’s apparel chain that operated up to 234 stores in the upper Midwest. Mr. Seifert received his B.S. degree in commerce from the University of North Dakota in 1950. He is a former president of the University of North Dakota Foundation.

Mack V. Traynor III, our Chairman, has been CEO and president of HEI, Inc, a Nasdaq-listed company specializing in the design and manufacture of ultra-miniature micro-electronic devices and products incorporating those devices, since March 2003, and a director of HEI since 1998. He also serves as president of Manitou Investments, a private investment and business management firm. Previously, Mr. Traynor served as president and chief executive officer of Supreme Companies, Inc., a privately held landscape and grounds maintenance company, from February 2002 to September 2003. Mr. Traynor also served as chief executive officer of Do The Good, Inc., a philanthropic software development company, from May 2001 until October 2001, and as chief financial officer of 10K Partners, Inc., a private investment company, from April 2000 until June 2000. Prior to that, Mr. Traynor served as president and chief executive officer of NeoNetworks, a privately-held development stage company designing high-speed data communications equipment, from October 1998 to April 2000. Mr. Traynor has a bachelor’s degree from St. Olaf College and a M.B.A. degree from the University of Minnesota.

Gerald D. Van Eeckhout, one of our founders, retired as our chairman of the board and chief executive officer in December 2003. Prior to that, he had been our chief executive officer since 1989. From 1982 to 1989, Mr. Van Eeckhout was president, chief executive officer, and a director of ConferTech International, Inc., a teleconferencing services and manufacturing company, which was subsequently sold to Global Crossing and Polycom. Before 1982, he served seven years as chief financial and administrative officer of Medtronic, Inc., five years as chief financial and planning officer at Pillsbury International Division, and eight years as a certified public accountant with Deloitte and

Touche in Minneapolis, Minnesota. He received a B.S. degree from the University of North Dakota in 1962, and completed the Stanford Executive Program in 1976. He has been a national director of the American Electronic Association and president of the University of North Dakota Foundation. In 2001, Ernst and Young named Mr. Van Eeckhout “Entrepreneur of the Year” for the Rocky Mountain Region. He also has served as a professor of international finance and management at the University of Minnesota, University of Denver, and University of Shanghai.

Gene Warren (52) joined us as chief operating officer in August 1996, and was appointed as our chief executive officer in December 2003. Mr. Warren came to us with over 20 years of executive and technical experience in telecommunications. From 1993 to 1996, Mr. Warren served as senior vice president of business development, operations, and technology at Global Access, a teleconferencing services company later acquired by Williams Communications and subsequently by Genesys Group. Prior to his employment by Global Access, he served as director of technical services for ConferTech International and senior director of technical support for MCI. Mr. Warren received a B.S. degree in physics and mathematics from Clark Atlanta University in 1975 and completed executive studies at the Stanford Executive Institute.

Edward Bernica (55) joined us as chief financial officer in September 2004. Mr. Bernica has more than 25 years of experience in finance, strategic planning and business operations. Most recently, Mr. Bernica acted as consultant for several companies regarding financial and operational matters with a focus on strategic planning, financial modeling and acquisitions. From 2001 to 2003, he was president, chief executive officer and a director of Energy West Inc., a Nasdaq-traded regulated public utility based in Great Falls, Montana. He served previously as chief financial officer of Energy West from 1994 to 2001, and as chief operating officer from 1999 to 2001. Mr. Bernica received his B.S. degree in electrical engineering from the University of Kansas, Lawrence, Kansas, and his M.B.A. from Creighton University, Omaha, Nebraska.

Mark K. Kelly (41) was appointed vice president of technology and chief technology officer on January 27, 2005. In this position, Mr. Kelly oversees the advancement of ACT’s worldwide technological leadership and assesses technical development for both internal systems and customer products. Mr. Kelly joined us in 1998 following our acquisition of AMC Teleconferencing, a company that Mr. Kelly founded and for which he served as vice president of engineering. Prior to AMC, he was a research and development manager for Northern Telecom’s audio bridging systems business for five years. He received a bachelor’s degree in physics from the University of Waterloo in Waterloo, Ontario.

Kenneth J. Knopp (35) was appointed vice president of operations on January 27, 2005, to oversee all worldwide operations. In 1996, Mr. Knopp joined us as a financial analyst. From 1997 to 2001, he was director of finance for our U.S. Division. He was promoted to general manager of the U.S. Division in 2001. In September 2004, Mr. Knopp was named managing director of U.S. Operations. He completed his B.S. degree in finance from the University of Wyoming and his M.B.A. in international business from the University of Colorado.

Paul Pearson (49) joined us in September 2004 and was appointed vice president of sales and marketing on January 27, 2005. Mr. Pearson brings over 27 years of sales management and business development experience in telecommunications and information technology. Prior to joining ACT, he was the national accounts market manager for Broadwing Communications in 2003 and vice president of sales and marketing of TecnoZone Enterprises LLC from 2002 to 2003. Mr. Pearson was the vice president for Metrocall, Inc. from 1998 to 2002. Additionally, he has held leadership and management positions with McDonnell Douglas, MCI and American Express. He holds a bachelor’s degree in business and marketing from Iowa State University and has participated in advanced studies at Wharton.

Directors’ fees

Mack V. Traynor III, our chairman of the board, receives an annual director’s fee of $60,000, effective as of January 1, 2004, and was granted 200,000 options, which vest over a period of ten years, subject to acceleration if the price of our common stock exceeds certain levels during the vesting period. In 2002, we granted 10,000 stock options with an exercise price of $4.00 per share to each of our non-executive directors. In 2003, we granted 20,000 stock options with an exercise price of $1.00 per share to three incumbent outside directors, and we also granted each of those individuals 10,000 shares of restricted common stock. We also granted 7,500 stock options with an exercise price of $1.60, and 3,500 shares of restricted common stock, to directors Jules L. DeVigne and Mack Traynor upon their appointment to our Board during 2003. In 2004, we granted 10,000 shares of restricted stock to Malcolm M. Aslin, Ron Bach, Jules DeVigne, Lewis Jaffe and James Seifert. Malcolm M. Aslin and Lewis Jaffe each received 25,000 stock options priced at $1.31, and Jules L. DeVigne and James Seifert each received 20,000 stock options priced at $1.29. Ron Bach received 30,000 stock options priced at $1.29 granted to him as chairman of the audit committee. All options vest one year from the date of grant and expire ten years from the date of grant.

We have executed an executive employment agreement with Gerald D. Van Eeckhout, a director and our former chief executive officer. The terms of this agreement are described below under “Key Employee Agreements.”

MEETING ATTENDANCE, COMMUNICATIONS WITH THE BOARD OF DIRECTORS,

COMMITTEES OF THE BOARD, AND DIRECTOR NOMINATIONS

The Board of Directors met in person or by teleconference 15 times during 2004. The Board holds regular monthly meetings and meets informally and by teleconference as and when business circumstances require. The Board of Directors has a Finance and Audit Committee and a Compensation Committee, each comprised of three independent Board members. The Compensation Committee also serves as the nominating committee. Each director attended at least 75% of the Board meetings and 75% of committee meetings on which the director served during 2004. We encourage our directors to attend our annual shareholders meeting, subject to their availability and travel schedules. In 2004, six directors attended the annual meeting. Our Board has determined that each director other than Mr. Van Eeckhout is an “independent director” as defined in Nasdaq Marketplace Rule 4200(a)(15).

Shareholders may communicate with members of our Board by mail, by addressing their communications to one or more directors and sending them to our corporate headquarters at 1526 Cole Boulevard, Suite 300, Golden, Colorado, 80401. Such communications may be screened to ensure that inappropriate material is not sent to a director however, all business-related correspondence will be provided to each director to whom the correspondence is addressed.

The Compensation Committee met two times during the last fiscal year, and is composed of independent directors as defined in Nasdaq Marketplace Rule 4200(a)(15). The purpose of the committee is to establish and execute compensation policy and programs for our executives and employees. It also determines the allocation of amounts to be paid under our incentive compensation plan and options to be granted under our equity incentive plan, and serves as our nominating committee, selecting our nominees for election as directors, subject to the contractual rights of our subordinated lenders. Those lenders (other than James F. Seifert) have a right to appoint two members to our Board, to have one of these appointees serve on the Compensation Committee, and to be represented on the Board until their notes are paid off and they beneficially own an aggregate of less than 5% of our common stock on a fully diluted basis. During 2004, the directors appointed by the lenders resigned from the board and the lenders have not exercised their right to appoint two board members.

The Compensation Committee also serves as our nominating committee. The committee does not have an express policy with regard to the consideration of director candidates recommended by our shareholders, because our bylaws permit any shareholder to nominate director candidates, and the committee believes it can adequately evaluate any such nominees on a case-by-case basis. A shareholder desiring to submit a recommendation should send it to us in a letter addressed to the Chair of the Compensation Committee, Lewis Jaffe. The committee will evaluate shareholder-recommended candidates under the same criteria as internally generated candidates. Although the committee does not currently have formal minimum criteria for nominees, substantial relevant business and industry experience would generally be considered important qualifying criteria, as would the ability to attend and prepare for board, committee, and shareholder meetings. Any candidate must state in advance his or her willingness to serve and interest in serving on our Board.

Our shareholders may also nominate one or more candidates for election as directors at our meeting, provided the shareholder delivers timely notice of the nomination in accordance with our bylaws. Such notice must furnish certain information about each nominee named by the shareholder, including the nominee’s name, age, business address, residence address, principal occupation or employment and such other information as is required pursuant to Regulation 14A under the Securities Exchange Act of 1934. The notice must also state the name and address of the shareholder making such nomination as they appear on our record books, the number of shares held by such shareholder, and certain representations. Shareholders wishing to make nominations should consult our bylaws, which are filed as an exhibit to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 21, 2001, for important information regarding the requirements for making a proper nomination.

The Finance and Audit Committee, which is composed of independent directors as defined in Nasdaq Marketplace Rule 4200(a)(15) and Rule 10A-3 under the Securities Exchange Act of 1934, and is governed by a written charter approved by the Board of Directors, met eight times last fiscal year. The primary purpose of the committee is to assist the Board of Directors in fulfilling its oversight responsibility of ensuring the quality and integrity of our auditing and financial reporting practices. The Board of Directors has determined that Ronald J. Bach is an audit committee financial expert as defined under SEC rules.

REPORT OF THE FINANCE AND AUDIT COMMITTEE

The Finance and Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls of the Company. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management and the independent auditors including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the audited financial statements and their conformity with generally accepted accounting principles, their judgments as to the quality, not just the acceptability and the consistency of application, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under Statement on Auditing Standards Number 61. In addition, the Committee discussed with the independent auditors their independence from management and the Company, including matters in the written disclosures required by the Independence Standards Board Standard No. 1, Independent Discussions with Audit Committees, and considered the compatibility of non-audit services with the auditors’ independence. The Committee also discussed with the Company’s independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present.

The Committee has recommended that Hein & Associates be approved by the shareholders as auditors for our financial statements for the year ending December 31, 2005.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Ronald J. Bach, Chair

Malcolm M. Aslin, Member

Jules L. DeVigne, Member

Mack V. Traynor III, Member

May 25, 2005

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF HEIN & ASSOCIATES LLP

AS OUR INDEPENDENT ACCOUNTANTS.

At the recommendation of our Finance and Audit Committee, we engaged Hein & Associates LLP as independent auditors to audit our financial statements for the year ended December 31, 2005. Hein & Associates LLP audited our financial statements for the fiscal years ending December 31, 2004 and December 31, 2003, and the Finance and Audit Committee considers such firm to be highly qualified.

Hein & Associates LLP audited our financial statements for the fiscal years ending December 31, 2004 and December 31, 2003.

Audit Fees. Hein & Associates LLP billed us $300,625 for audit and review services related to the fiscal year ended December 31, 2004, and $280,399 for audit services related to the fiscal year ended December 31, 2003.

Audit-Related Fees. Hein & Associates LLP billed us $2,250 for audit-related services for the fiscal year ended December 31, 2004, and $0 for audit-related services for the fiscal year ended December 31, 2003. All 2004 audit-related fees are for the preparation of registration statements we filed during 2004.

Tax Fees. Hein & Associates LLP billed us $0 for tax services for the fiscal years ended December 31, 2004 and December 31, 2003. Tax services include fees for tax compliance and consulting services related to our annual federal and state tax returns.

All Other Fees. Hein & Associates LLP billed us $0 for all other services for the fiscal years ended December 31, 2004 and December 31, 2003.

Our Finance and Audit Committee approves in advance any and all audit services, including audit engagement fees and terms, and non-audit services provided to us by our independent auditors (subject to the de minimus exception for non-audit services contained in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended), all as required by applicable law or listing standards. The independent auditors and our management are required to periodically report to the Finance and Audit Committee the extent of services provided by the independent auditors and the fees associated with these services.

The Finance and Audit Committee has considered the effect that provision of the services described under “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” may have on the independence of Hein & Associates LLP and has determined that provision of those services is compatible with maintaining the independence of Hein & Associates LLP as our independent auditors. Accordingly, the Finance and Audit Committee did not take formal action to approve any of the specific services giving rise to the payment of such fees.

A representative from Hein & Associates LLP is expected to be available at the annual shareholders’ meeting and will have an opportunity to make a statement if the representative so desires. The representative is expected to be available to respond to appropriate questions.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to our chief executive officer, our former chief financial officer and our two most highly compensated executive officers for the fiscal years ended December 31, 2004, December 31, 2003 and December 31, 2002. All amounts are in U.S. dollars.

	Annual Compensation			Long-term Compensation Awards				All Other Compensation ($)
Name	Year	Salary	Bonus	Restricted Stock Awards ($)		Securities Underlying Options (#)
Gene Warren (Chief Executive Officer)	2004 2003 2002	286,654 189,635 217,980	175,000 322,584 224,130	— 59,176 9,176	(1) (1)	200,000 109,176 29,176	(2) (6)	6,500 290,393 14,514	(3) (3)(4)(5) (3)(5)

Gavin J. Thomson (8) (Former Chief Financial Officer)	2004 2003 2002	35,605 167,052 189,063	0 20,000 30,000	— 27,979 7,979	(1) (1)	— 37,979 27,979	(7) (6)	135,301 6,000 6,000	(3)(8) (3) (3)

Mark K. Kelly (VP Technology & Chief Technology Officer)	2004	119,148	2,567			40,758	(9)(10)	—

Kenneth J. Knopp (VP – Operations)	2004	124,131	31,815	—		41,196	(9)(11)	6,000	(3)

All options are for the purchase of common stock.

(1)	Stock grants made as part of the 2002 Performance Incentive Plan. During October 2002 through March 2004, employees participated in a program whereby they were granted stock in exchange for a salary reduction.

(2)	9,176 options were granted with an exercise price of $1.41 per share, 100% vesting and an expiration of October 1, 2012. The remaining 100,000 options were granted on January 15, 2003 at an exercise price of $1.00 per share, an expiration of January 15, 2013, and vesting of 50% per year.

(3)	Includes car allowances in the following amounts: Mr. Warren: 2002—$6,000; 2003—$6,000; and 2004— $6,500; Mr. Thomson: 2002—$6,000; 2003—$6,000; and 2004— $1,000; and Mr. Knopp, $6,000.

(4)	Forgiveness of notes receivable in the amount of $275,581.

(5)	Includes a disability insurance premium payment of $8,812 in 2003 and $8,514 in 2002.

(6)	20,000 options granted on June 28, 2002 at an exercise price of $2.90 per share to each of Messrs. Warren & Thomson. These options expire ten years from the date of grant and vest at 25% per year. The remaining options reflected in the table were granted under the 2002 Performance Incentive Plan with an exercise price of $1.41, are 100% vested, and expire October 1, 2012.

(7)	7,979 options were granted under the 2002 Performance Incentive Plan and the remaining 30,000 options were granted on January 15, 2003 at an exercise price of $1.00 per share, expiration of January 15, 2013, and vesting of 50% per year.

(8)	Mr. Thomson resigned as our Chief Financial Officer on March 15, 2004, and received $135,301 in severance pay under the terms of the severance agreement described below under “Key Agreements.”

(9)	On October 27, 2004, Mr. Kelly and Mr. Knopp were each granted 40,000 stock options vesting quarterly over four years, of which 32,500 were priced at $1.50 and 7,500 were priced at $2.50, and expiring October 25, 2014.

(10)	On March 31, 2004, Mr. Kelly was granted 758 stock options priced at $1.41 immediately vesting and expiring on March 29, 2014 under the 2002 Performance Incentive Plan.

(11)	On March 31, 2004, Mr. Knopp was granted 1,196 stock options priced at $1.41 immediately vesting and expiring on March 29, 2014 under the 2002 Performance Incentive Plan.

Stock option grants

The table below summarizes options granted to the executives named in the table of annual compensation above during 2004.

Name	Number of Securities Underlying Options Granted	% of Total Options Granted		Exercise Price		Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
							5%		10%
Gene Warren	200,000 2,294	20.0 *	%	$ $	2.40 1.41	5/20/14 3/29/14	$ $	302,400 2,038	$ $	763,200 5,143
Gavin J. Thomson	—	—			—	—		—		—
Mark K. Kelly	758 7,500 32,500	* * 3.3%		$ $ $	1.41 1.50 2.50	3/29/14 10/27/14 10/27/14	$ $ $	672 7,088 51,188	$ $ $	1,699 17,888 129,188
Kenneth J. Knopp	7,500 32,500 1,196	* 3.3 *	%	$ $ $	1.50 2.50 1.41	10/27/14 10/27/14 3/29/14	$ $ $	7,088 51,188 1,062	$ $ $	17,888 129,188 2,681

*	Less then 1% _

(1)	As required by Securities and Exchange Commission rules, the dollar amounts in the last two columns represent the hypothetical gain or “option spread” that would exist for the options based on assumed 5% and 10% annual compounded rates of appreciation in the price of our common stock over the full ten-year option term (resulting in 63% and 159% appreciation, respectively). These prescribed rates are not intended to forecast possible future appreciation, if any, of our common stock.

The table below summarizes options exercised during 2004, and indicates the value of unexercised options held by the named executives at fiscal year end at the closing share price of $1.32 per share on December 31, 2004 (last trading day of the year):

Name	Shares Acquired on Exercise	Value Realized	Number of Securities underlying unexercised options at December 31, 2004		Value of Unexercised In- the-Money options at December 31, 2004
			Exercisable	Unexercisable	Exercisable	Unexercisable
Gene Warren	—	—	156,570	265,000	$50,000	$50,000
Gavin J. Thomson (1)	—	—	0	0	$0	$0
Mark K. Kelly	—	—	35,891	58,000	$3,750	$11,250
Kenneth J. Knopp	—	—	27,583	46,000	$0	$0

(1)	Mr. Thomson resigned as our Chief Financial Officer on March 15, 2004. All of his options expired March 15, 2005.

COMPENSATION COMMITTEE REPORT

ACT’s overall compensation philosophy is as follows:

•	To attract and retain quality talent, which is critical to both the short-term and long-term success of the company.

•	To reinforce strategic performance objectives through the use of incentive compensation programs.

•	To create a mutuality of interest between executive officers and shareholders through compensation structures that share the rewards and risks of strategic decision-making.

•	To ensure that compensation has been and will continue to be tax deductible.

The Committee’s approach to base compensation is to offer competitive salaries in comparison with market practices, and the salaries of other ACT executives. The Committee annually examines market compensation levels and trends observed in the labor market. Market information is used as a frame of reference for starting salaries. Annual salary adjustments are determined by meeting projected revenue and net income targets, as well as cost containment for the individual’s area of responsibility.

The committee is actively engaged in setting the salaries of the company’s executives. Annually, the CEO recommends compensation adjustments for members of the executive team based on their achievement of revenue and income targets and cost containment. The board must review and approve all salary adjustments for the executive team, prior to implementation. The board sets the compensation package for the CEO based on the company performance metrics outlined above.

The company’s bonus structure for executive management supports the accomplishment of overall objectives and rewards individual contributions. Individual annual bonus level targets are consistent with market practices for positions with comparable decision-making responsibilities.

The company has an equity incentive plan, which the Committee uses for long-term officer compensation. We establish targeted or projected values of long-term awards at the date of grant by evaluating the officer’s achievements of the metrics outlined in the business plan.

Lewis Jaffe, Chair

Jules L. DeVigne, Member

James F. Seifert, Member

Mack V. Traynor III, Member

May 25, 2005

Insider Participation in Compensation Decisions

On May 12, 2003 we entered into an agreement with certain investors to issue $7.308 million in senior secured subordinated notes, and warrants to purchase our common stock. A personal trust controlled by Mr. Seifert, who is a member of the Compensation Committee, contributed $1 million to the financing, of which $500,000 (plus accrued and unpaid interest thereon) was originally provided to us in connection with a previous loan on January 6, 2003. The trust purchased $1.04 million principal amount of the notes and 333,333 warrants, and the bridge note we issued to Mr. Seifert on January 6, 2003 was cancelled.

Key Employee Agreements

Gene Warren executed an employment agreement in connection with our financing in May 2003 that provides for salary at no less than his salary during 2003, and that prohibits him from providing services to a competitor for three years following the termination of his employment. The agreement entitles Mr. Warren to three months’ base salary at his current salary, plus a bonus payment equal to such payment of three months’ base salary, in the event we terminate his employment without cause. In addition to the employment agreement, we have executed an executive agreement with

Mr. Warren as of April 1, 1999, and as amended on July 26, 1999. If any person that is not our affiliate takes control of us, the takeover triggers the effective date of the executive agreement. If Mr. Warren is dismissed without cause or leaves for good reason as defined under the executive agreement, he is entitled to three years’ salary and a bonus that is determined according to the Board of Directors’ bonus policy.

Our United Kingdom subsidiary has a service agreement with its managing director, David L. Holden, which expires on December 31, 2005 or upon six months’ written notice by either the employer or employee. Under this agreement, Mr. Holden receives a minimum base salary of £75,000 per year and a performance-related bonus as determined from time to time.

We executed an executive employment agreement with Gerald D. Van Eeckhout, effective as of December 10, 2003, providing for our continued employment of Mr. Van Eeckhout through December 31, 2006. This Agreement supersedes our prior employment agreement with Mr. Van Eeckhout. The agreement entitles him to salary of $160,000 in 2004 and $80,000 in each of 2005 and 2006, with two potential bonuses of $80,000 per year, payable in 2005, 2006, or 2007, conditional on achievement of certain operating pre-tax earnings targets. Mr. Van Eeckhout is also entitled to automatic bonuses in the amount he owes to us on the loan we have outstanding to him, as described under “Transactions with Related Parties.” The agreement provides for grants to Mr. Van Eeckhout of 100,000 shares of restricted common stock. The agreement was amended to provide equivalent compensation in the form of 80,000 shares under the Performance Incentive Plan and 20,000 options under the Stock Option Plan of 2000. The agreement provides for insurance and other benefits at substantially the same levels as were in effect immediately prior to execution of the agreement, and such benefits will continue through 2006 regardless of any earlier termination of the agreement. The terms of the agreement extend Mr. Van Eeckhout’s covenants to protect and hold confidential our trade secrets and not to compete with us through December 31, 2006.

Gavin J. Thomson resigned as our chief financial officer effective March 15, 2004. We executed a severance agreement with Mr. Thomson providing for continuation of his salary and benefits for six months, and continuing thereafter until the earlier of the one-year anniversary of the agreement or Mr. Thomson’s securing comparable employment. The agreement also extended the expiration date of Mr. Thomson’s vested stock options to March 15, 2005.

Severance Agreements

We have entered into agreements with Edward J. Bernica, Vice President and Chief Financial Officer; Mark K. Kelly, Vice President Technology and Chief Technology Officer; Kenneth J. Knopp, Vice President Global Operations; and Paul E. Pearson, Vice President Sales & Business Development providing for severance payments to be made to the executives in the event of termination of each executive’s employment with the company under certain circumstances. The agreements provide that, in the event the executive is demoted or forced to relocate outside of a geographic area defined in the agreement, or his employment is involuntarily terminated, in any such case within 12 months of a change in control of the Company, the executive shall be paid a lump sum severance payment equal to nine months of the executive’s then current base salary, plus a pro-rated amount of any additional compensation to which the executive is eligible under any then-existing bonus or wage-based incentive plan. The agreements also provide that in the event of any such resignation or termination following a change in control of the Company, the vesting date of any options previously granted to the executive will be accelerated by one year, and the executives also will be entitled to an additional lump sum payment equal to one month of salary for each year of such executive’s service with the Company or with any company we have previously acquired. To promote continuity in the position of Chief Financial Officer, the severance agreement with Mr. Bernica also provides that in the event he decides to resign he will provide us with six months’ notice of his resignation, and that upon conclusion of the notice period he will be paid an additional six months salary, whether or not there has been a change in control.

For purposes of the agreements, a change in control shall be deemed to have occurred in the event that any individual or group that presently owns less than 5% of our issued and outstanding common stock becomes the owner of more than 20% of our issued and outstanding common stock, or in the event of any change in composition of our Board of Directors such that the majority of the Board is comprised of directors who are not currently serving on the Board.

Key Employee Insurance

We maintain a key-employee life insurance policy on the lives of all of our senior executives in amounts ranging from $500,000 to $1.8 million; the major portion of proceeds are payable to us, with the remainder payable to the executive’s estate. The intended purpose of these policies is to assist us in replacing these executives and in making other adjustments in operations if they die. Our United Kingdom subsidiary holds an additional life insurance policy on the life of David L. Holden in the event of his death in the amount of £1,090,000, payable to the subsidiary. The proceeds are for the purpose of managing the subsidiary and recruiting a successor.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of our shares, and upon representations from those persons, all Securities and Exchange Commission stock ownership reports required to be filed by those reporting persons during 2004 were made timely, except that Malcolm Aslin’s Form 3 and one Form 4 reporting two transactions were filed late; two Forms 4 reporting three transactions by Ronald Bach were filed late; Edward Bernica’s Form 3 was filed late; one Form 4 reporting two transactions by Jules DeVigne was filed late; Lewis Jaffe’s Form 3 was filed late; one Form 4 reporting two transactions by James Seifert was filed late; one Form 4 reporting one transaction by Mack Traynor was filed late; two Forms 4 reporting four transactions by Gerald and Carolyn Van Eeckhout were filed late; three Forms 4 reporting four transactions by Gene Warren were filed late; and Fuller & Thaler Behavioral Finance Fund Ltd. filed its Form 3 late.

Code of Ethics

We have adopted a Corporate Code of Ethics and Business Conduct that applies to all of our employees, including our principal executive officer, principal financial officer, and principal accounting officer. The Corporate Code of Ethics and Business Conduct is available in the Investor Relations section of our web site at www.acttel.com. We intend to disclose on our web site any amendments to or waivers of the code applicable to our principal executive officer, principal financial officer, chief accounting officer, controller and treasurer and other persons performing similar functions within five business days following the date of such amendment or waiver.

Transactions With Related Parties

In July 2001 and subsequently in July 2002, the Board of Directors authorized a loan with recourse to Gerald Van Eeckhout in the amount of $466,757. The purpose of this loan was to assist Mr. Van Eeckhout in exercising stock options. The loan is secured by a general pledge of Mr. Van Eeckhout’s personal assets, bears interest at 6% per year, and matures November 1, 2006. The entire principal balance of the loan remains outstanding. Under the executive employment agreement we have entered into with Mr. Van Eeckhout, we have agreed to pay him a bonus in each of December 2004, December 2005 and on October 31, 2006 in the amount of the interest payments due on these dates. In accordance with the Sarbanes-Oxley Act of 2002, we no longer make loans to our executive officers, but prior loans remain outstanding pursuant to their original terms.

On May 12, 2003 we entered into an agreement with certain investors to issue $7.308 million in senior secured subordinated notes, and warrants to purchase our common stock. A personal trust controlled by Mr. Seifert contributed $1 million to the financing, of which $500,000 (plus accrued and unpaid interest thereon) was originally provided to us in connection with the loan on January 6, 2003. The trust purchased $1.04 million principal amount of the notes and 333,333 warrants, and the bridge note we originally issued to Mr. Seifert was cancelled. In addition, an affiliate of KCEP Ventures II, LP, a beneficial owner of greater than 5% of our common stock, contributed $2.75 million to the financing in return for $2.9 million principal amount of the notes and 916,667 warrants.

The senior secured subordinated notes mature April 30, 2006, and bear interest at 12% per year, and are secured by our assets. The warrants expire May 12, 2010 and are immediately exercisable at $2.50 per share. Under the terms of the financing, the investors other than Mr. Seifert have a right to appoint two members to our Board of Directors, to have one of these appointees serve on the Compensation Committee of the Board, and to be represented on the Board until their notes are paid off and they beneficially own an aggregate of less than 5% of our common stock on a fully diluted basis. During 2004, the directors appointed by the lenders resigned from the Board and the lenders have not exercised their right to appoint two board members.

On February 20, 2004, we raised $3.3 million in a private placement offering with Fuller & Thaler Behavioral Finance Fund Ltd., an affiliate of Fuller & Thaler Asset Management Inc. We sold 1,500,000 shares at a purchase price of $2.20 per share and issued 340,000 three-year warrants at an exercise price of $2.20 per share.

Equity Compensation

We reward our employees with equity compensation in the form of stock options, stock grants, and participation in our Employee Stock Purchase Plan. The following table summarizes our equity compensation plans as of December 31, 2004.

	Number of Shares Underlying Outstanding Options/ Grants		Weighted Average Exercise/Grant Price		Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Plans approved by shareholders	2,355,568	(1)	$2.90	(1)	945,601	(2)

(1)	Reflects options granted under our Stock Option Plan of 1991, Stock Option Plan of 1996, as amended, Stock Option Plan of 2000, as amended, and 2004 Equity Incentive Plan.

(2)	Reflects options remaining available for grant under our 2004 Equity Incentive Plan and our Employee Stock Purchase Plan of 1998, as amended.

Performance Graph

The following compares total shareholder return on our Common Stock at each yearend, since 1999, to the Nasdaq Composite Index (U.S. and foreign companies) and the Nasdaq Telecommunications Index. The graph assumes that $100 was invested in our common stock on December 31, 1999 in the Nasdaq Composite Index and in the Nasdaq Telecommunications Index. The closing price for our stock on December 31, 1999 was $8.00. Our closing stock price on December 31, 2004, the last trading day of the Company’s 2004 fiscal year, was $1.32.

Total Return Analysis

	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004
ACT Teleconferencing	$100.00	$89.06	$95.63	$16.00	$13.50	$16.50
Nasdaq Telecommunications Index	$100.00	$45.64	$23.30	$10.71	$18.08	$19.52
Nasdaq Composite	$100.00	$60.71	$47.93	$32.82	$49.23	$53.46

OTHER PROPER BUSINESS

As of the date of this proxy statement, the Board of Directors is not informed of any matters other than those stated above that may be brought before the meeting. The persons named in the enclosed form of proxy or their substitutes will vote with respect to any such matters in accordance with their best judgment.

VOTING MATTERS

The required vote of the shareholders on all proposals to be considered at the annual meeting is based upon the total number of votes actually cast at the annual meeting. All abstentions and proxies for which a broker, bank or institutional holder does not have discretionary voting authority and has not received voting instructions from the beneficial owner of the shares (or “broker non-votes”) will be included as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting. For the election of directors, the two nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes will have no effect on the voting outcome with respect to the election of directors. For all other proposals, the affirmative vote of the holders of a majority of the votes cast is necessary for approval of the proposal. For such other proposals (i) abstentions will be treated as present and entitled to vote and, therefore, will have the effect of a vote against the proposal, and (ii) broker non-votes will not be counted as votes cast or affect the outcome of any proposal.

Annual Report to Shareholders and Form 10-K

Our Annual Report to Shareholders and Form 10-K for the fiscal year ended December 31, 2004 (which is not part of our proxy soliciting materials) are being mailed to our shareholders with this Proxy Statement. If you share an address with another shareholder, you may only receive one set of proxy materials, including the Form 10-K and proxy statement, unless you have provided contrary instructions. If you wish to receive a separate copy of these materials, you may write to us at the address shown on the first page of this proxy statement or call us at (303) 233-3500. A copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available at www.acttel.com (Investor Relations section) or will be provided without charge to shareholders who write to our Investor Relations Department at: Liza Kaiser, IR/Corporate Communications Manager, ACT Teleconferencing, Inc., 1526 Cole Boulevard, Suite 300, Golden, CO 80401.

By Order of the Board of Directors,

/s/ Mack V. Traynor III
Mack V. Traynor III
Chairman
May 25, 2005

PROXY

ACT Teleconferencing, Inc.

Annual Meeting of Shareholders

June 28, 2005

This proxy is solicited on behalf of the Board of Directors.

The undersigned shareholder of ACT Teleconferencing, Inc. acknowledges receipt of the notice of annual meeting dated May 25, 2005, and accompanying proxy statement, and appoints Gene Warren and Mack V. Traynor, III as proxies and attorneys-in-fact, with the full power of substitution, on behalf and in the name of the undersigned, to vote all the shares of common stock, no par value, of ACT Teleconferencing, Inc., the undersigned holds of record as of April 19, 2005, at the annual meeting of shareholders to be held on June 28, 2005, 3:00 p.m. MDT at ACT Teleconferencing, Inc., 1526 Cole Boulevard, Suite 300, Golden, Colorado, 80401, United States, and at any postponement or adjournment of such meeting.

Any shareholder completing this proxy who fails to mark one of the boxes for the proposal will be deemed to have given the proxy holders complete discretion in voting his, her, or its shares on the proposal at the annual meeting. If no mark is made, this proxy will be voted FOR each proposal. If a box is marked, your shares shall be voted according to your instructions.

The Board of Directors recommends a vote FOR each director listed in Proposal 1 and FOR each proposal listed below.

Proposal 1 – To elect Jules L. DeVigne and Lewis Jaffe to the Board of Directors for terms ending in 2008.

☐ For each nominee

☐ Withhold authority for each nominee

☐ For each nominee except             _____________________________

Proposal 2 – Ratification of the appointment of Hein & Associates LLP as our independent accountants for the fiscal year ending December 31, 2005.

☐ For

☐ Against

☐ Abstain

Please sign exactly as your name appears on your stock certificate. If joint tenants hold the shares, both should sign personally. When signing as attorney-in-fact, executor, administrator, trustee, guardian, or another fiduciary capacity, please give your full title. If signing on behalf of a corporation, please sign in full corporate name by president or other authorized person. If a partnership, please sign in partnership name by authorized person.

Date Signed:                     , 2005

___________________________________________________________________________

SIGNATURE (ALL JOINT TENANTS MUST SIGN)